INFORMATION

FOR IMMEDIATE RELEASE






        FURNITURE BRANDS INTERNATIONAL REPORTS $0.42 EARNINGS PER SHARE
                         FOR THE SECOND QUARTER OF 2003
--------------------------------------------------------------------------------

St. Louis, Missouri, July 23, 2003 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the second quarter and first half of 2003.

Operating Results - Second Quarter

Net sales for the second quarter of 2003 were $579.6 million, compared with $604.5 million in the second quarter of 2002, a decrease of 4.1%. Net earnings were $23.6 million as compared to $32.1 million in the second quarter of 2002, a decrease of 26.5%. Diluted net earnings per common share were $0.42 as compared to $0.57 in the second quarter of 2002. The company's previous earnings per share guidance had been in the $0.42 to $0.45 range for the quarter.

Operating Results - First Half

Net sales for the first half of 2003 were $1,193.4 million, compared with $1,239.0 million in the first half of 2002, a decrease of 3.7%. Net earnings were $52.6 million as compared to $64.9 million in the first half of 2002, a decrease of 18.9%. Diluted net earnings per common share were $0.94 as compared to $1.15 in the first half of 2002.

Management Comments

"The soft business environment the residential furniture industry has been experiencing for nearly three years continued in the second quarter of this year," stated W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer. "The sales shortfall, which was somewhat larger than expected, together with operating profit margin compression arising from extensive plant down-time and increased promotional activity, negatively impacted our second quarter earnings performance.

"We continued to focus on our balance sheet during the second quarter, particularly with a view to tightening control of our inventories. While this strategy has severely hurt earnings, it is positioning the company to achieve rapid profitability improvement once order trends begin a sustainable recovery.

"In part because of this focus on working capital, we had another good quarter in terms of operating cash flow. Despite significant income tax payments and over $15 million in capital expenditures, we were able to reduce our long-term debt by $11.6 million during the quarter and by $31.6 million in the year's first half. At the end of the quarter, our long-term debt stood at $343.2 million and our debt-to-book capitalization was 27.0%. We are quickly approaching our targeted debt level of about $300 million. Despite this difficult business environment, the company continues to generate substantial cash flow from operations."

Outlook

Mr. Holliman concluded, "Once again we see nothing, either in our order trends or in our conversations with retailers, that leads us to believe a near-term sustainable rebound in business is in sight. Retail activity over the Memorial Day weekend was strong, but was bolstered to some degree by extensive promotions. Order trends in the month of June were slightly favorable against last year, but the results on the July 4th weekend were mixed, and we have not seen a continuation of June's positive trends in the first part of July. In short, we still have every reason to believe our sales will be essentially flat year-over-year in the second half of this year.

"We continue to address our cost structure, and we have recently announced additional plant closings. Nevertheless, because of the continuing softness in business, costs and inefficiencies associated with our ongoing domestic manufacturing realignment, and our focus on reducing our working capital, we have lowered our operating profit margin assumptions for the balance of the year and are revising our guidance modestly. We currently expect our third quarter earnings per share to be in the $0.40 to $0.43 range. We are also revising our full-year expectation to a range from $1.90 to $1.95. As has been our practice, we will provide an update on our third quarter and full-year expectations in early September."

Furniture Brands International is America's largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter and the year 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A  conference  call will be held to discuss the second  quarter  results at 7:30
a.m.   (Central   Time)  on  July  24,  2003.   The  call  can  be  accessed  at
www.streetevents.com, or on the company's website at www.furniturebrands.com.

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                         FURNITURE BRANDS INTERNATIONAL

                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)
                                   (Unaudited)




                                                                              Three Months Ended                  Six Months Ended
                                                                                 June 30,                             June 30,
                                                                         2003              2002              2003               2002
                                                                    ------------      ------------    --------------    ------------

  Net sales.........................................................  $  579,612          $604,511        $1,193,456    $  1,238,972
  Costs and expenses:
    Cost of operations..............................................     420,557           429,577           857,056         885,828
    Selling, general and administrative expenses....................     105,414           108,470           219,602         218,768
    Depreciation and amortization ..................................      12,614            12,266            25,518          24,822
                                                                    ------------      ------------     -------------    ------------
  Earnings from operations..........................................      41,027            54,198            91,280         109,554

  Interest expense..................................................       4,868             5,492             9,925          11,094
  Other income, net.................................................         959               996             1,728           2,070
                                                                    ------------     -------------     -------------     -----------
  Earnings before income tax expense................................      37,118            49,702            83,083         100,530
  Income tax expense................................................      13,543            17,617            30,467          35,674
                                                                    ------------       -----------       -----------     -----------
  Net earnings...................................................... $    23,575        $   32,085       $    52,616     $    64,856
                                                                     ===========        ==========       ===========     ===========

  Net earnings per common share (diluted)...........................      $ 0.42            $ 0.57            $ 0.94          $ 1.15
                                                                          ======            ======            ======          ======


  Average diluted common shares
    outstanding (in thousands)......................................      56,216            56,698            56,108          56,570
                                                                          ======            ======            ======          ======


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                         FURNITURE BRANDS INTERNATIONAL

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)




                                                                                        June 30,           December 31,
                                                                                            2003                   2002
                                                                               -----------------      -----------------
Assets

Current assets:
  Cash and cash equivalents.........................................               $      14,927           $     15,074
  Receivables, net..................................................                     394,103                375,050
  Inventories.......................................................                     433,673                432,104
  Prepaid expenses and other current assets.........................                      31,208                 27,231
                                                                                   -------------          -------------
    Total current assets............................................                     873,911                849,459
Property, plant and equipment, net..................................                     329,352                333,371
Intangible assets...................................................                     355,488                355,488
Other assets........................................................                      28,039                 29,084
                                                                                   -------------          -------------
                                                                                   $   1,586,790           $  1,567,402
                                                                                   =============          =============

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense .........................................               $       2,813           $      3,018
  Accounts payable and other accrued expenses ......................                     185,751                194,346
                                                                                   -------------           ------------
    Total current liabilities.......................................                     188,564                197,364
Long-term debt .....................................................                     343,200                374,800
Other long-term liabilities.........................................                     128,403                125,723

Shareholders' equity ...............................................                     926,623                869,515
                                                                                   -------------           ------------
                                                                                   $   1,586,790           $  1,567,402
                                                                                   =============           ============



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